CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F Annual Report of Genoil Inc. (the “Company”) of our report dated May 13, 2021 relating to the consolidated financial statements of the Company for the years ended December 31, 2020, 2019, and 2018 included in this Form 20-F.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
May 14, 2021

Jun20mts-DGWRconsent